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                                                                    EXHIBIT 99.1

                                          CONTACTS:   LEIV LEA
                                                      Pharmacyclics, Inc.
                                                      (408) 774-0330
                                                      IAN R. MCCONNELL
                                                      WeissCom Partners
                                                      (415) 362-5018

          PHARMACYCLICS ANNOUNCES THE PRESENTATION OF UPDATED INTERIM
               PHASE 1 CLINICAL DATA WITH XCYTRIN AND CONCURRENT
                CHEMORADIATION FOR ADVANCED HEAD AND NECK CANCER

SUNNYVALE, CA, MARCH 1, 2004 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced the presentation of updated interim data from an ongoing Phase 1 clinical trial evaluating the investigational drug Xcytrin(R) (motexafin gadolinium) Injection in combination with concurrent chemoradiation for the treatment of locally advanced head and neck cancer. The data was presented at an international conference, "The Second Annual Opinion Leader Consortium on Novel and Targeted Therapies for Head and Neck Cancer," held February 26-29, 2004.

The presentation titled, "Motexafin Gadolinium (MGd) with Hyperfractionated Irradiation and Concurrent 5-Fluorouracil/Cisplatin in Locally Advanced Head and Neck Cancer: A Phase I Trial," described preliminary results of an ongoing Phase 1 open label study involving patients with newly diagnosed, locally advanced, squamous cell carcinoma of the head and neck. So far, twelve patients received the regimen of increasing doses of Xcytrin in combination with radiation and chemotherapy with 5-fluorouracil and cisplatin. To date, nine out of ten evaluable patients demonstrated a complete tumor response and eight of these patients remain in complete remission with a median follow-up of one year. Two patients are currently on treatment and are not yet evaluable for response. The most common reported adverse events were mucositis and radiation dermatitis, which are frequently associated with combined chemoradiotherapy. Patients continue to be added to the study.
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HEAD AND NECK CANCER

Head and neck cancers involve the nasal cavity and sinuses, nasopharynx, oral cavity and oropharynx and account for 3 percent of all cancers in the United States. These cancers are more common in men and in people over age 50. It is estimated that approximately 40,000 men and women in the U.S. develop head and neck cancers every year. Head and neck cancers usually originate in the squamous cells that line the structures found in the head and neck. In advanced stages, head and neck cancer patients have five-year survivals of about 25% despite treatment with radiation and chemotherapy. Most patients die due to failure of therapy to control tumor growth in the head and neck region or locoregional failure. Chemotherapy drugs, which enhance radiation, such as 5-fluorouracil and cisplatin are often used concomitantly with radiation to improve tumor control.

ABOUT XCYTRIN

Xcytrin is the first in a class of investigational drugs called texaphyrins, which are rationally designed small molecules that have a unique way of working inside diseased cells. Possessing a novel mechanism of action, following administration, Xcytrin selectively localizes and accumulates inside cancer cells, due to their high rates of metabolism where it induces programmed cell death by generating reactive oxygen species. Because Xcytrin is a paramagnetic compound, its presence is visible with MRI. Studies with MRI have confirmed the selective localization of Xcytrin in primary and metastatic tumors.

Pharmacyclics is currently conducting an international pivotal, randomized Phase 3 study designed to compare the effects of whole brain radiation therapy (WBRT) alone to WBRT plus Xcytrin for the treatment of brain metastases (cancer that has spread to the brain from another part of the body) in patients suffering from non-small-cell lung cancer. This trial, known as the SMART trial, will enroll 550 patients at leading medical centers in the United States, Canada,
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Europe and Australia. Pharmacyclics has been granted Fast-Track status by the
U.S. Food and Drug Administration (FDA) for Xcytrin(R) (motexafin gadolinium) Injection for the treatment of brain metastases in non-small-cell lung cancer patients. Xcytrin is now under investigation in several Phase 1 and Phase 2 clinical trials in various cancers evaluating its use as a single agent and in combination with chemotherapy and/or radiation therapy.

ABOUT PHARMACYCLICS

Pharmacyclics is a pharmaceutical company developing products to improve upon current therapeutic approaches to cancer and atherosclerosis. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer and atherosclerotic plaque. More information about the company, its technology, and products can be found on its web site at www.pcyc.com.

NOTE: Other than statements of historical fact, the statements made in this press release about the enrollment, progress of and reports of results from clinical trials, including the potential for Xcytrin to enhance the therapeutic effect of radiation and chemotherapy drug regimens, clinical development plans, and product development activities are "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "believe," "will," "continue," "plan," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with the initiation, timing, design, enrollment, and cost of clinical trials; the progress of research and development programs; the regulatory approval process in the United States and other countries; and future capital requirements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to, its quarterly report on Form 10-Q for the period ended December 31, 2003. Pharmacyclics(R), the "pentadentate" logo(R) and Xcytrin(R) are registered trademarks of Pharmacyclics, Inc. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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